Exhibit 4.14

FOURTH AMENDMENT

This Fourth Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement dated October 24, 1997 (“AGREEMENT”) between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Cheung Laboratories, Inc.

WHEREAS, in 1997 Cheung Laboratories, Inc. was renamed Celsion Corporation, and in 2000 was reincorporated as a Delaware corporation (“LICENSEE”), having its principal office at 10220-L Old Columbia Road, Columbia, MD 21046-2364;

WHEREAS, in 2006, Celsion Corporation transferred the APA technology to a wholly owned subsidiary named Celsion Canada, having a place of business at 8320 Guilford Rd, Suite A, Columbia, MD, 21 046 USA.

WHEREAS, in 2008 Celsion Canada merged into a public listed company in Canada and renamed Medifocus, Inc. (“LICENSEE”), presently having its manufacturing and R&D office at principal office at 8320 Guilford Rd, Suite A, Columbia, MD, 21046 USA.

WHEREAS, the AGREEMENT was previously amended June 7, 2007; and

WHEREAS, LICENSEE and M.I.T. wish to modify the provisions of the AGREEMENT as amended;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to modify the AGREEMENT as follows:

I.	The due dates in Section 3.3 shall be extended. Therefore:

a.	in 3.3(a)(i), delete July 1, 2007 and replace with July 1, 2011

b.	in 3.3(a)(ii), delete June 1, 2005 and replace with June 1, 2012

c.	in 3.3(b)(i), delete June 1, 2004 and replace with June 1, 2012

d.	in 3.3(b)(ii), delete June 1, 2007 and replace with June 1, 2014

e.	in 3.3(b)(iii), delete June 1, 2008 and replace with June 1, 2015

2.	The due dates in Section 3.4 shall be extended by three (3) years. Therefore:

a.	delete 2005 and replace with 2011

b.	delete 2006 and replace with 2012

c.	delete 2007 and replace with 2013

d.	delete 2008 and replace with 2014

3.	In Section 4.l(a), the annual maintenance fees of $50,000 shall be postponed by five (5) years. Therefore, delete:

January 1, 2006	$25,000
January 1, 2007	$25,000
January 1, 2008	$25,000
January 1, 2009	$50,000

and replace with:

January 1, 2011	$50,000
January 1, 2012	$50,000
January 1, 2013	$50,000
January 1, 2014	$50,000

4.	In Section 14, the address for Licensee shall be updated. Therefore, delete:

John Mon

Vice President-New Technology

Celsion Corporation

10220-L Old Columbia Road

Columbia, MD 21046-2364

and replace with:

John Mon

Chief Operating Officer

Medifocus Inc.

8320 Guilford Rd, Suite A

Columbia, MD, 21046 USA.

5.	In consideration of these changes, LICENSEE shall pay coincident with the execution of this amendment, the sum of Thirty-Two Thousand Seven Hundred Ninety Eight Dollars and Sixty-eight Cents ($32,798.68) to pay for costs incurred in the filing, maintenance and prosecution of the LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives.

The Effective Date of this Fourth Amendment is June 1, 2009.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		Medifocus, Inc.

By:	/s/ Lita L. Nelson	By:	/s/ Augustine Y. Cheung

Name:	Lita L. Nelson	Name:	Augustine Y. Cheung

Title:	Technology Licensing Director	Title:	CEO